U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               AMENDMENT N0. 1 TO
                               ------------------
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                         THINKA WEIGHT-LOSS CORPORATION
                         ------------------------------
             (Exact name of registrant as specified in its charter)

Nevada                                                                98-0218912
------                                                                ----------
(State or other           (Primary Standard Industrial          (I.R.S. Employer
 jurisdiction of           Classification Code Number)       Identification No.)
incorporation or
 organization)


2267 Aria Drive, Henderson, Nevada                                         89052
-----------------------------------------------------                      -----
(Address of registrant's principal executive offices)                 (Zip Code)


                                 (800) 297-4450
                                 --------------
              (Registrant's Telephone Number, Including Area Code)


                              Thomas E. Stepp, Jr.
                                 Stepp Law Group
                           1301 Dove Street, Suite 460
                         Newport Beach, California 92660
                                  949.660.9700
                             Facsimile 949.660.9010
                             ----------------------
            (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: From time to time after this registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
====================================================================================================================

       Title of each class               Amount         Proposed maximum       Proposed maximum        Amount of
          of securities                  to be           offering price           aggregate          registration
        to be registered               registered           per share           offering price            fee
-------------------------------- ------------------- -------------------- ----------------------- ----------------

Common Stock, $.001 par value          12,892,300            $0.001                $12,893               $3.41
====================================================================================================================

The offering price of $0.001 per share for the selling security holders was estimated for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.

(begin boldface)
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
(end boldface)

                             Preliminary Prospectus
                         Thinka Weight-Loss Corporation,
                              a Nevada corporation

                        12,892,300 Shares of Common Stock


This prospectus relates to 12,893,200 shares of common stock of Thinka Weight-Loss Corporation held by Six Forty-Nine, Inc. but which are to be distributed to Six Forty-Nine, Inc.'s shareholders, who will be the selling stockholders. Our stock is currently listed on the Over-the-Counter Bulletin Board ("OTC Bulletin Board") maintained by the National Association of Securities Dealers under the symbol "TWLO". On December 20, 2001, our common stock closed at $0.30 per share.

The selling stockholders may from time to time sell the shares on the OTC Bulletin Board, on any other national securities exchange or automated quotation system on which our stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The shares may be sold directly or through brokers or dealers.

We will receive no part of the proceeds from the sale of shares by the selling stockholders. All expenses of registration incurred in connection with this offering will be paid by us, but all selling and other expenses incurred by the selling stockholders will be paid by the selling stockholders.

The selling stockholders and any broker-dealers participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the 1933 Act, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the 1933 Act.

The shares have not been registered for sale by the selling stockholders under the securities laws of any state as of the date of this prospectus. Brokers or dealers effecting transactions in the shares should confirm the registration thereof under the securities laws of the states in which transactions occur or the existence of any exemption from registration.


(begin boldface)
See "Risk Factors" on Pages 6 to 10 for factors to be considered before investing in the shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
(end boldface)



                The date of this prospectus is February 28, 2002.
                             Subject to completion.

                                TABLE OF CONTENTS

    Prospectus Summary .......................................................4
    Risk Factors..............................................................6
    Use of Proceeds..........................................................11
    Determination of Offering Price..........................................11
    Dilution.................................................................11
    Selling Security Holders.................................................11
    Plan of Distribution.....................................................12
    Legal Proceedings........................................................14
    Directors, Executive Officers, Promoters and Control Persons.............14
    Security Ownership of Certain Beneficial Owners and Management...........16
    Description of Securities................................................17
    Interest of Named Experts and Counsel....................................18
    Disclosure of Commission Position on Indemnification for
       Securities Act Liabilities............................................18
    Organization Within Last Five Years......................................19
    Description of Business..................................................19
    Management's Discussion and Analysis of Financial Condition
       and Results of Operations.............................................28
    Description of Property..................................................30
    Certain Relationships and Related Transactions...........................30
    Market for Common Equity and Related Stockholder Matters.................30
    Executive Compensation ..................................................32
    Financial Statements.....................................................33
    Changes in and Disagreements with Accountants on Accounting and Financial Disclosure..............................................34
    Legal Matters............................................................34
    Experts..................................................................34
    Additional Information...................................................34
    Indemnification of Directors and Officers................................35
    Other Expenses of Issuance and Distribution..............................36
    Recent Sales of Unregistered Securities..................................36
    Exhibits.................................................................37
    Undertakings.............................................................38
    Signatures    ...........................................................40

Prospectus Summary
------------------


Our Business:       Our principal business address is 2267 Aria Drive,
                    Henderson, Nevada 89052. Our telephone number is (800)
                    297-4450.

                    We currently have no operating assets and we have not commenced operations. We have no sales and have not generated any revenues. We plan to market our dietary program and the accompanying products (collectively, the "Thinka product"), which consists primarily of a liquid low carbohydrate-high protein weight loss program and accompanying products. Pursuant to an Asset Purchase Agreement entered into between us and Six Forty-Nine Incorporated, a Nevada corporation ("649 Inc."), in July 2001, we purchased all right, title and interest in the Thinka product from 649 Inc. 649 Inc. had purchased such assets from Dr. Louis Scarrone pursuant to an Asset Purchase Agreement dated November 3, 2000. The Thinka product was owned and created by Dr. Scarrone. We are currently negotiating with United States food manufacturers for the production and distribution of Thinka products, which currently include a low-carbohydrate, high protein meal replacement drink. The Thinka product is a dietary program which includes meal replacement products which act as an appetite suppressant while providing proper nutritional support, thus assisting mild to moderately overweight adults to achieve their weight loss goals. We have not yet implemented our proposed business plan.

                    On or about September 17, 2001, we entered into a Letter of Intent ("LOI") with One World Networks Integrated Technologies, Inc. ("One World") wherein we agreed , to purchase One World product lines and products known as "The Ultimate Lean Routine" and "The Carb Fighter" and all assets relating thereto for a total purchase price of $2,750,000. The parties have since rescinded that LOI, but we still intend to purchase the Carb Fighter product. To date, we have paid One World $200, 000 to produce their Carb Fighter product only. We anticipate that the Carb Fighter product will be purchased for total funds of approximately $250,000.

                    We are required to deliver an additional $50,000 to One World for the purchase of the Carb Fighter product. As of the date of this registration statement, we have deposited $40,000 with Garden State Nutrition and have recently deposited a further sum of $10,000 to Garden State Nutrition to be credited to the account of One World towards the purchase of the Carb Fighter product. . However, , we still plan to move forward with the development of the Thinka product.


                    We plan to utilize both traditional and online marketing and product support to reach dieters pursuing either self-regulated or medically supervised diets. We plan to make our proposed products available at traditional stores, including retail outlets as well as through medical and clinical programs. We also intend to develop an Internet presence to both market and distribute our proposed products. Our proposed website is currently under development. We anticipate that our proposed website will include membership programs, electronic newsletters, and online retailers that will both promote our proposed products and create a useful and educational weight loss information site.

Our State of        We were incorporated in Nevada on September 14, 1999.
Organization:

Number of Shares    We are registering 12,892,300 shares of common stock owned
Being Offered:      by Six Forty-Nine Incorporated, a Nevada corporation.


                    The shares of our common stock being offered by the selling security holders have not been registered for sale under the securities laws of any state as of the date of this prospectus. Brokers or dealers effecting transactions in the shares of our common stock should confirm the registration or qualification thereof under the securities laws of the states in which transactions occur or the existence of any exemption from registration. The following states have adopted an exemption from state registration for any isolated non-issuer transaction, whether or not effected through a broker-dealer: Alabama, Alaska, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kansas, Kentucky, Maine, Maryland, Massachusetts, Mississippi, Missouri, Montana, Nebraska, Nevada, New Jersey, New Mexico, North Carolina, Oklahoma, Oregon, Rhode Island, South Carolina, Utah, Vermont, Washington, West Virginia, Wisconsin, and Wyoming. Therefore, the selling security holders may offer the shares of common stock promptly in those states in reliance upon a state law exemption from state registration or qualification. The State of California provides an exemption from non-issuer transaction qualification requirements for any offer or sale of a security by the owner for his or her account if the sale is not accompanied by the publication of any advertisement and is not effected by or through a broker-dealer in a public offering.


Number of Shares    25,784,600 shares of our common stock are issued and
Outstanding         outstanding. We have no other securities issued.
After the
Offering:


Estimated use of    We will not receive any of the proceeds from the sale of
proceeds:           those shares being offered by the selling security holders.

                                  RISK FACTORS

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative in nature and involves a lot of risks. No purchase of our common stock should be made by any person who is not in a position to lose the entire amount of his investment.


We are a new company with losses since our formation. We anticipate that we will
--------------------------------------------------------------------------------
lose money in the foreseeable future and we may not be able to continue in
--------------------------------------------------------------------------
business. We were formed on September 14, 1999 and have no operating history
---------
with the Thinka product. We recently purchased all right, title and interest in the Thinka product from Six Forty-Nine Incorporated, a Nevada corporation ("649 Inc."). 649 Inc. did not have an operating history with the Thinka product either. Our management team is new, our marketing and distribution channels are limited and our website is currently under development. The Thinka product has not been manufactured in commercial quantities. We will encounter difficulties as an early stage company in the rapidly evolving and highly competitive health and fitness products industry. Moreover, because the Thinka product is new and has not been produced in commercial quantities, there are no historical sales figures with which we can accurately predict future sales.

We require additional capital to fund our current and future business
---------------------------------------------------------------------
operations. Since our inception, we have experienced negative cash flow from
-----------
operations and expect to experience significant negative cash flow from operations for the foreseeable future. We expect to continue to incur significant operating and capital expenditures and, as a result, we expect significant net losses in the future. If we fail to obtain additional financing, we may not be able to continue in business.

Uncertainties exist concerning additional funding. We will require additional
--------------------------------------------------
cash to implement our business strategies, including cash for (i) payment of increased operating expenses and (ii) additional implementation of those business strategies. We may not have access to additional funds in the future, or additional funds may not be available on acceptable terms and conditions to satisfy our cash requirements to implement our business strategies. Our inability to obtain acceptable financing could force us out of business.

We will be substantially dependent on certain suppliers for our weight loss
---------------------------------------------------------------------------
products. The Thinka product will be our only source of revenue and we do not
---------
currently have any other source of revenue although we may develop other sources of revenue in the future. We expect to rely on only a limited number of suppliers for the manufacture of our proposed products and promotional services. In the event that those suppliers decide they no longer desire to manufacture our proposed products, we may be forced to locate alternative manufacturers. If we cannot arrange for the manufacture of our proposed products from alternative manufacturers, we may be unable to continue in business.

Because brand name recognition is so important in our industry, if we do not
----------------------------------------------------------------------------
establish our brand quickly we may not be able to compete with other dietary
----------------------------------------------------------------------------
products. We must establish, maintain and enhance the Thinka brand to generate
---------
revenues from sales of our proposed products. Brand recognition and customer loyalty will become increasingly important as more companies with established brands in dietary products offer competing services in mail order catalogues, on the Internet or through retail locations. Development of the Thinka brand will depend largely on our success in providing a quality online and offline shopping experience supported by high levels of customer service. We expect to increase our expenditures on programs designed to create and maintain strong brand loyalty among customers, but our efforts may not be successful. If we don't establish brand recognition, we might be forced out of business by our competition.


Consumers may not become sufficiently aware of Thinka or be able to distinguish
-------------------------------------------------------------------------------
it from the multitude of other weight loss products currently available. Our
------------------------------------------------------------------------
success depends on attracting and maintaining purchasers of weight loss products through cost-efficient marketing and research. The weight loss market is extremely competitive, with a multitude of products available to consumers, ranging from other diet drinks, prescription and over-the-counter drugs, to a variety of herbal supplements. We may not be able to attract a large number of consumers away from more traditional weight loss products. We also may face increased competition if another company chooses to utilize olive oil or other ingredients associated with the Mediterranean Diet in their weight loss products. Factors that could prevent or delay the widespread consumer acceptance of our product, and consequently affect our ability to increase our revenues, include:

     o pricing that does not meet consumer expectations when compared to the pricing of other weight loss products;
     o    lack of consumer awareness of our proposed products;
     o customer concerns about the effectiveness of the Thinka product and its techniques for weight management;
     o release of scientific information that highlights a diet product or technique other then the Thinka product; and
     o failure to obtain enough media exposure on the benefits of our proposed products, or losing publicity and subsequent public awareness of the Thinka product through media attention on another, competing diet product or technique.

We compete with numerous companies which provide products similar to our
------------------------------------------------------------------------
proposed products, including other manufacturing, retail, catalog and online
----------------------------------------------------------------------------
companies. Some of our competitors may have greater access to capital than we do
----------
and may use these resources to engage in aggressive advertising and marketing campaigns. The current prevalence of aggressive advertising and promotion may generate pricing pressures to which we must respond. We expect that competition will continue to increase, primarily in the online market, because of the relative ease with which new websites may be developed. The nature of the Internet as an electronic marketplace may facilitate competitive entry and comparison-shopping and may also render online commerce inherently more competitive than traditional retailing formats. Increased competition may reduce our gross margins, cause us to lose market share and decrease the value of the Thinka brand.

We may be unable to establish distributor outlets in key locations and
----------------------------------------------------------------------
distribute sufficient quantities of our products to satisfy orders in a timely
------------------------------------------------------------------------------
manner. The weight loss and nutritional supplements industry is part of the
-------
health and fitness industry market. To remain competitive we must establish our brand presence in that market by establishing distributor outlets in key locations. Failure to establish such locations would weaken our brand presence, decrease our ability to positively position our brand in the related market, discourage market acceptance of our brand and consequently result in an adverse material affect on our operations.

The sale of our proposed products involves product liability. We face an
-------------------------------------------------------------
inherent risk of exposure to product liability claims if the use of our proposed products results in illness or injury. If we do not have adequate insurance or contractual indemnification, product liability claims could have a material adverse effect on our business. Manufacturers and distributors of weight loss products and nutritional supplements have been named as defendants in product liability lawsuits from time to time. The successful assertion or settlement of an uninsured claim, a significant number of insured claims or a claim exceeding the limits of any insurance coverage that we may acquire would harm us by adding additional costs to our business and by diverting the attention of our senior management from the operation of our business.

Our proposed products may contain innovative ingredients or combinations of ingredients, and there may be little long-term experience with human consumption of these ingredients or combinations in concentrated form. In addition, interactions of these products with other similar products, prescription medicines and over-the-counter drugs have not been fully explored. Although we may perform research and tests in connection with the formulation and production of the products that we propose to sell, there are no conclusive clinical studies regarding our proposed products. We depend upon customer perceptions about the safety and quality of our proposed products and similar products distributed by our competitors. The mere publication of reports asserting that a particular product may be harmful may substantially reduce or eliminate sales of the products, regardless of whether the reports are scientifically supported and regardless of whether the harmful effects would be present at recommended dosages.

Weight loss products are subject to sharp increases in consumer interest, which in some cases stems from discussion of particular products in the popular press. A significant delay in or disruption of the supply of products to us from manufacturers may increase our cost of goods and could result in a substantial reduction or termination of sales of some products.


Because we are dependent on third-party providers for our products and services,
--------------------------------------------------------------------------------
we may be subject to delays and interruptions in our business if those providers
--------------------------------------------------------------------------------
cannot supply us with products or services. We are currently dependent upon
-------------------------------------------
various third parties for products and services required for the promotion, sale, distribution and supply of our proposed products. The products and services will be provided to our business pursuant to agreements with such providers and will include, but will not be limited to, third-party supply agreements, shipping, Internet, distribution and advertising services and agreements. Inasmuch as the capacity for certain products and services by certain third parties may be limited, our inability, for economic or other reasons, to continue to receive services from existing providers or to obtain similar products or services from additional providers could have a material adverse effect on our business.


Our operating results will fluctuate due to a number of factors, such as beliefs
--------------------------------------------------------------------------------
regarding overall benefits of such products and trends in the economy. The
----------------------------------------------------------------------
market for weight loss products meal replacement diet products, herbal formulas, homeopathic products, personal care items, body building supplements, and healthcare products is relatively new. The market is extremely sensitive to the perceived health benefits associated with consumption of diet products as well as the perception that such products are effective or necessary to meet the demands of a busy and health-conscience lifestyle.

We anticipate that our operating results will fluctuate as a result of a number of factors, including overall trends in the economy and customer buying patterns, which are characterized by individual purchases from customers rather than long-term contracts. As such, we are not able to anticipate, for more than a few months in advance, the number, size and profitability of product orders in a given period. Consequently, the operating results for one quarter are not necessarily indicative of the operating results for future quarters.


We may fail to manage our growth. Our ability to succeed is uncertain because we
---------------------------------
currently have a limited operating history. Our growth may place a significant strain on our management, financial, operating and technical resources. Failure to manage this growth effectively could have a material adverse effect on our financial condition or results of operations, therefore impairing our ability to compete, market and distribute our proposed products. Part of our business strategy may be to acquire assets that will complement or diversify our existing business. We are unable to predict whether or when any material transaction will be completed. If we proceed with any such transaction, we may not effectively integrate the acquired operations with our own operations. We may also seek to finance any such acquisition by debt financings or issuances of equity securities and such financing may not be available on acceptable terms or at all.

Our management team's experience is limited. Our management team has limited
--------------------------------------------
experience in the development, marketing and distribution of the products we anticipate that we will develop, market and distribute. However, we may not be able to establish sales, marketing and distribution capabilities or arrange with collaborators, licensees or others to perform such activities, and such efforts may not be successful.


Our Bylaws limit the liability of our officers and directors. Our Bylaws provide
-------------------------------------------------------------
that we will indemnify our directors and officers to the fullest extent provided for under Nevada law. Moreover, the General Corporation Law of Nevada provides for the indemnification, under certain circumstances, of officers and directors. Accordingly, our officers and directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act or omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

(begin boldface)
           DISCLOSURE OF OPINION OF SECURITIES AND EXCHANGE COMMISSION
            REGARDING INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities resulting from violations of the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.
(end boldface)

We are dependent on the efforts and abilities of our senior management to remain
--------------------------------------------------------------------------------
competitive in our industry and to control our growth. Our success depends on
------------------------------------------------------
hiring, retaining and integrating senior management and skilled employees in order to expand our business. Our senior management may not perform effectively as individuals or work together as a team. Furthermore, competition for employees in our industry is intense; therefore, we expect to experience difficulty in hiring and retaining skilled employees.


None of our officers and directors has entered into employment agreements with us. We currently do not maintain any life insurance for any of our officers or directors. The loss of various members of our management team could have a material adverse effect on our business and our prospects as the loss, among other things, could slow our growth, sever the relationships we maintain through our affiliation with those persons with the weight loss industry and deprive us of their experience and contacts in the weight loss industry.

If our senior management leaves our employ, replacement personnel may not cause us to operate profitably. Our officers and directors will exclusively make all decisions regarding management of our affairs. The purchasers of the shares registered in this registration statement may not participate in our management and, therefore, are dependent upon the management abilities of our officers and directors.


The only assurance that our shareholders (including purchasers of the shares registered herein) have that our officers and directors will not abuse their discretion in making decisions with respect to our affairs and other business decisions is the fiduciary obligations and business integrity of those officers and directors. Accordingly, no person should purchase shares of our common stock unless that person is willing to entrust all aspects of our management to our officers and directors, or their successors. Potential purchasers of the shares registered herein must carefully evaluate the personal experience and business performance of our officers and directors. Our officers and directors may retain independent contractors to provide services to us. Those contractors have no fiduciary duty to our shareholders and may not perform as expected. We do not maintain key person life insurance on any of our senior management.

Our officers, directors and principal security holders will own approximately
-----------------------------------------------------------------------------
56.8% of our outstanding shares of common stock, allowing these shareholders to
-------------------------------------------------------------------------------
exert significant influence in matters requiring approval of our shareholders.
------------------------------------------------------------------------------
Our directors, officers and principal (greater than 5%) security holders, taken as a group, together with their affiliates, will beneficially own, in the aggregate, approximately 56.8 % of our outstanding shares of common stock. Such concentrated control of the company may adversely affect the price of our common stock. Our principal security holders may be able to exert significant influence, or even control, matters requiring approval by our security holders, including the election of directors. Such concentrated control may also make it difficult for our shareholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into a different transaction which requires shareholder approval. In addition, certain provisions of Nevada law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

Our officers, directors, and employees are entitled to receive significant
--------------------------------------------------------------------------
compensation, payments and reimbursements, regardless of whether we operate at a
-------------------------------------------------------------------------------
profit or a loss. Our officers, directors and management personnel will determine, from time to time, any compensation received by officers, our management personnel, and directors. Additionally, our officers, directors and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

(begin boldface)
Information in this prospectus contains "forward looking statements" which can be identified by the use of forward-looking words such as "believes", "estimates", "could", "possibly", "probably", "anticipates", "estimates", "projects", "expects", "may", "will", or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy. Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.
(end boldface)

Use of Proceeds
---------------

We will not receive any proceeds from the sale of shares of our common stock being offered by the selling security holders.

Determination of Offering Price
-------------------------------

Factors Used to Determine Share Price. The offering price of the shares being
--------------------------------------
offered by the selling security holders has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any revenues to date, the price of our common stock is not based on past earnings, nor is the price of the shares of our common stock indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.

Dilution
--------

The shares offered for sale by the selling security holders are already outstanding and, therefore, do not contribute to dilution.

Selling Security Holders
------------------------

The following table sets forth the number of shares, which may be offered for sale from time to time by the selling security holders. The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling security holders. None of the selling security holders has held any position or office with us, except as specified in the following table. Other than the relationships described below, none of the selling security holders had or have any material relationship with us.


================================================================================================================================
Name of Selling Security Holder     Amount of Shares of Common    Amount of Shares of Common            Amount of Shares
                                      Stock Owned by Selling      Stock to be Offered by the       Of Common Stock to be Held
                                    Security Holder Before the      Selling Security Holder     After the Offering is Completed
                                             Offering
-------------------------------     --------------------------    --------------------------    -------------------------------
Six Forty-Nine Inc.                      12,892,300                    12,892,300                           0

Stacey Lauridia, President and
Director                                  2,000,000(1)                  2,000,000(1)                        0

Louis Scarrone, Chairman of the
Board of Directors                        3,250,000(1)                  3,250,000(1)                        0

Clifford Perlman, Director                  400,000(1)                    400,000(1)                        0

Knightsbridge Limited                     1,100,000(1)                  1,100,000(1)                        0

Unionashton Management Ltd.                 100,000(1)                    100,000(1)                        0

Maria Toczyska                            3,250,000(1)                  3,250,000(1)                        0

Arcade Investments Ltd.                     200,000(1)                    200,000(1)                        0

Anthony Arnoldi                              14,000(1)                     14,000(1)                        0




                                       11



Anthony Laird Williams Arnoldi                3,000(1)                      3,000(1)                        0

Aspey Trading Ltd.                          200,000(1)                    200,000(1)                        0

Keith Aune                                  100,000(1)                    100,000(1)                        0

Avilla Investments Limited                  490,000(1)                    490,000(1)                        0

Trudi Bombini                                10,000(1)                     10,000(1)                        0

Owen Carney                                  10,000(1)                     10,000(1)                        0

Nerino Corbella                              40,000(1)                     40,000(1)                        0

Davridge International Inc.                 200,000(1)                    200,000(1)                        0

Keith Frankel                               500,000(1)                    500,000(1)                        0

HH Gilbert                                   20,000(1)                     20,000(1)                        0

Robert Glick                                 20,000(1)                     20,000(1)                        0

Bruce Goldsmid                               10,000(1)                     10,000(1)                        0

Good Karma Inc.                             750,000(1)                    750,000(1)                        0

Pat Johnstone and Gary Taylor                10,000(1)                     10,000(1)                        0

Sheila Kipnes                                10,000(1)                     10,000(1)                        0

Rod McCallum                                 50,000(1)                     50,000(1)                        0

William McNeney                               5,000(1)                      5,000(1)                        0

Velma Polischuk                               5,300(1)                      5,300(1)                        0

James Scott                                   5,000(1)                      5,000(1)                        0

Dean Sellars                                100,000(1)                    100,000(1)                        0

Don Smawley and Dorrine Smawley              10,000(1)                     10,000(1)                        0

Helmut Spiegl and Kat Hartwig                20,000(1)                     20,000(1)                        0

Dave Watson and Karen Watson                 10,000(1)                     10,000(1)                        0
================================================================================================================================

(1) These individuals/entities are shareholders of 649, Inc., the company from which we purchased the rights to the Thinka product for 50% of our issued and outstanding common stock. As part of the asset purchase agreement, these individuals are to receive the number of shares listed when, and if, this Registration Statement becomes effective. 649, Inc. currently owns 50% of our total issued and outstanding common stock. 649, Inc. plans to dissolve and distribute all of the shares it received pursuant to the asset purchase agreement to its shareholders. However, the shares issued to 649, Inc. will be transferred to 649, Inc.'s shareholders pursuant to this Registration Statement when, and if, this Registration Statement becomes effective. Until these shares are registered, 649, Inc. will remain the owner of 50% of our issued and outstanding stock.


Plan of Distribution
--------------------

The selling security holders may sell our common stock in the over-the-counter market, or on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions or otherwise. The selling security holders may sell our common stock at prices then prevailing or related to the then current market price or at negotiated prices. The shares will not be sold in an underwritten public offering. The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
     o    privately negotiated transactions.

The shares of common stock being offered by the selling security holders have not been registered for sale under the securities laws of any state as of the date of this prospectus. Brokers or dealers effecting transactions in the shares of our common stock should confirm the registration thereof under the securities laws of the states in which transactions occur or the existence of any exemption from registration or qualification. The following states have adopted an exemption from state registration for any isolated non-issuer transaction, whether or not effected through a broker-dealer: Alabama, Alaska, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kansas, Kentucky, Maine, Maryland, Massachusetts, Mississippi, Missouri, Montana, Nebraska, Nevada, New Jersey, New Mexico, North Carolina, Oklahoma, Oregon, Rhode Island, South Carolina, Utah, Vermont, Washington, West Virginia, Wisconsin, and Wyoming. Therefore, the selling security holders may offer their shares of common stock promptly in those states in reliance upon a state law exemption from state registration or qualification. The State of California provides an exemption from non-issuer transaction qualification requirements for any offer or sale of a security by the owner for his or her account if the sale is not accompanied by the publication of any advertisement and is not effected by or through a broker-dealer in a public offering.

Brokers and dealers engaged by selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling security holders, or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling security holder. Broker-dealers who acquire shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive or pay commissions. In the event that a broker-dealer is added as a formal participant to the marketing effort of the selling security holders, we will file a post effective amendment to disclose such event.

The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

We have filed the registration statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling security holders. There can be no assurance that the selling security holders will sell any or all of the shares registered herein.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions which limit the timing of purchases and sales of our common stock by the selling security holders.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this registration statement, they are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

Legal Proceedings
-----------------

There are no legal actions pending against us nor are any legal actions contemplated by us at this time.

Directors, Executive Officers, Promoters and Control Persons
------------------------------------------------------------

Executive Officers and Directors. We are dependent on the efforts and abilities
---------------------------------
of certain of our senior management. The interruption of the services of key management could have a material adverse effect on our operations, profits and future development, if suitable replacements are not promptly obtained. We anticipate that we will enter into employment agreements with each of our key executives. We cannot guaranty that each executive will remain with us during or after the term of his or her employment agreement. In addition, our success depends, in part, upon our ability to attract and retain other talented personnel. Although we believe that our relations with our personnel are good and that we will continue to be successful in attracting and retaining qualified personnel, we cannot guaranty that we will be able to continue to do so. Our officers and directors will hold office until their resignations or removal.

Our directors and principal executive officers are as specified on the following table:


        ====================================================================
        Name                     Age    Position
        ---------------------- -------- ------------------------------------
        Stacey Lauridia          32     President and a Director

        Dr.Louis  Scarrone       78     Chairman of the Board of Directors

        George Lois              70     Vice   Chairman  of  the  Board  of
                                        Directors

        Kathy Whyte              44     Secretary, Treasurer and Director
        =====================================================================

Stacey Lauridia. Ms. Lauridia has been our President and a member of our Board
----------------
of Directors since July 2001. Ms. Lauridia manages all aspects of our operations and currently devotes approximately 40 hours per week to our business. Since 2000, Ms. Lauridia has served as a consultant to several corporations in the nutritional and communications sectors, and has experience in the nutritional supplement field. She consulted with Visual Interactive Phone Concepts, Inc. in marketing and corporate development and helped secure the prototype screenphone device for that company; she also assisted in planning marketing strategy and located the cmopanys first licensing client. She also consulted for Hand Trade.com and secured an exclusive licensing contract for that company to utilize certain wireless patented technology, while also assisting in formulating the company's marketing strategy for its hand-held palm product. She also served as a consultant to Medslim, where she assisted Dr. Scarrone in researching and developing nutritional products and acted as a liason between Medslim and Garden State Nutritionals, a division of Vitaquest International of New Jersey, which further developed Dr. Scarrone's nutritional products. From 1999 to 2000, Ms. Lauridia performed corporate development services for Visual Interactive Phone Concepts, Inc. From 1996 to 1998, Ms. Lauridia was a research assistant for the Psycho-Physiology Laboratory at State University of New York - Stony Brook, where she received awards for her independent research. From 1993 to 1995, she was Marketing Director for Ultra Herbal Power Slim, Inc. While an executive at DynaTech Nutritionals (from 1993 to 1995), Ms. Lauridia worked on the creation of a formula for that company's first successful product, the Ultra Herbal Power Slim Weight Loss product; she also set up a marketing program for that product and engaged the services of a major celebrity endorser, Rocky Aioki, the founder of the Benihana restaurant chain. Ms. Lauridia earned her Bachelor's Degree in Psychology from the State University of New York - Stony Brook in 1998. At the Third Annual Undergraduate Research Conference in Psychology at Stony Brook University, sponsored by the Psi Chi, the national honor society in psychology, Ms. Lauridia received awards for outstanding performance in psychological research and for the most original idea for independent psychology research. She presented a research project at the 38th Annual Conference of the Society for Psychophysiological Research in 1988. Ms. Lauridia has not been a director of any other reporting company.

Dr. Louis Scarrone. Dr. Scarrone has been Chairman of our Board of Directors
-------------------
since July 2001. Dr. Scarrone earned his Doctorate in Medicine from Yale Medical School in 1948, and his Bachelor of Science Degree from Wesleyan University in 1945. Dr. Scarrone is the creator of the Thinka Weight Loss System and has researched diet products and appetite control through diet modification for over 30 years. Dr. Scarrone was the co-creator of the Atkins Diet along with Dr. Robert C. Atkins. Dr. Scarrone graduated from Yale University School of Medicine and served his internship at Bellevue Hospital in New York and residency at Columbia University Research Service, Goldwater Memorial Hospital in New York. His medical research started when he received a Research Fellowship Award from the American Heart Association. His work has been published in the prestigious New England Journal of Medicine. Dr. Scarrone has not been a director of any other reporting company.

George Lois. Mr. Lois has been Vice Chairman of our Board of Directors since
------------
July 2001. Mr. Lois has been in the advertising industry for many years. From 1979 to 1999, Mr. Lois was the director and founder of Lois USA, a full-service advertising agency with offices in New York, Chicago, Houston, and Los Angeles, serving these industries: automotive, business-to-business, consumer products and services, financial services, healthcare, high-tech, retail, telecommunications, and travel and hospitality. From 1968 to 1978, he was President and Creative Director of Lois Howard Callaway, and a Partner and Creative Director at Papert, Koenig Lois from 1960 to 1967. Mr. Lois is the youngest inductee into the Art Directors Hall of Fame, and provided marketing services to: Tommy Hilfliger, USA Today, ESPN, MTV and Lean Cuisine, to name a few. Mr. Lois is the author of books on advertising and the use of mass media. Mr. Lois has not been a director of any other reporting company.


Kathy Whyte. Ms. Whyte has been our Secretary, Treasurer and a member of our
------------
Board of Directors since July 2001. From 1998 to the present, Ms. Whyte has worked in the corporate administrative field for various companies. Ms. Whyte has attended various educational institutions, in both England and Canada. She has also attended legal secretary courses at various institutions. From 1977 to 1996, Ms. Whyte worked as a legal secretary for the following companies:
Pattinson & Brewer in England; Cowan, Lipson & Rumney in England; Tupper & Adams in Canada; Legal Freelance Centre in Canada; Ferguson Gifford in Canada; Jones McCloy Peterson in Canada; and Coglon Wizinsky Dadson & Co. in Canada.


There is no family relationship between any of our officers or directors. There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony. Nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Security Ownership of Certain Beneficial Owners and Management
--------------------------------------------------------------


The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2001 by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group.


Title of Class   Name and Address of Beneficial    Amount and Nature of    Percent of Class
                 Owner                             Beneficial Owner
--------------   ------------------------------    --------------------    ----------------

Common Stock     William Iny, our former            5,721,435 Shares           22.2%
                 President and former
                 Director

Common Stock     Maria Toczyska                     3,250,000 Shares(1)        12.6%





                                       16




Common Stock     Clifford Perlman, a former           400,000 Shares(1)         1.6%
                 Director


Common Stock     Stacey Lauridia, President         2,000,000 Shares(1)         7.8%
                 and a Director

Common Stock     Dr. Louis Scarrone,                3,250,000 Shares(1)        12.6%
                 Chairman of the Board of
                 Directors


Common Stock     All directors and named            8,500,000 Shares           33.0%
                 executive officers as a
                 group


(1) These individuals/entities are shareholders of Six Forty-Nine Incorporated, the company from which we purchased the rights to the Thinka product. As part of the asset purchase, these individuals shall receive the number of shares listed when, and if, this Registration Statement becomes effective.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Our directors, officers and principals, greater than 5% security holders, taken as a group, together with their affiliates, beneficially own, in the aggregate, approximately 56.8% our outstanding shares of common stock. Certain principal security holders are our directors or executive officers. Such concentrated control of the company may adversely affect the price of our common stock. These security holders may also be able to exert significant influence, or even control, matters requiring approval by our security holders, including the election of directors. In addition, certain provisions of Nevada law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

Changes in Control. Our management is not aware of any arrangements which may
-------------------
result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B.

Description of Securities
-------------------------


We are authorized to issue 100,000,000 shares of $.001 par value common stock. As of December 31, 2001, 25,784,600 shares of our common stock were issued and outstanding.


Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Dividend Policy. We have never declared or paid a cash dividend on our capital
----------------
stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors and subject to any restrictions that may be imposed by our lenders.

Interest of Named Experts and Counsel
-------------------------------------

No "expert" or our "counsel" was hired on a contingent basis, or will receive a direct or indirect interest in us, except as specified below, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this registration statement.

Disclosure of Commission Position on Indemnification for Securities Act
-----------------------------------------------------------------------
Liabilities
-----------

Our Bylaws provide, among other things, that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability

     o for any breach of such director's duty of loyalty to us or our security holders;
     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
     o liability for unlawful payments of dividends or unlawful stock purchase or redemption by us; or
     o for any transaction from which such director derived any improper personal benefit.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Indemnification Agreements. We anticipate that we will enter into
---------------------------
indemnification agreements with each of our executive officers. If we do, we will agree to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests. With respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

(begin boldface)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that act and is, therefore, unenforceable. (end boldface)

Organization Within Last Five Years
-----------------------------------

Description of Business
-----------------------


Our Background. We were incorporated in Nevada on September 14, 1999 as Encore
---------------
Ventures, Inc. On or about August 9, 2001, we filed the necessary documents with the Secretary of State of Nevada to change our name to Thinka Weight-Loss Corporation. We also changed our trading symbol on the Over-The-Counter Bulletin Board from "ECVI" to "TWLO".

Our Business. We were originally in the business of mineral exploration.
-------------
However, we made the decision to change the direction of our business because our geologist, Glen MacDonald, advised us that our exploration activities had failed to locate commercial quantities of the mineral we were looking for, molybdenum. Moreover, the price for molybdenum remains depressed because there are adequate supplies of this mineral currently available on the market. On July 30, 2001, our Option Agreement on the molybdenum mineral rights on the property we were exploring terminated, and we no longer possessed any mineral options. We therefore decided to shift our line of business.

We learned that Six Forty-Nine Incorporated, a Nevada corporation ("649 Inc."), was also in the process of looking for a partner from Ms. Lauridia, a former associate of Dr. Louis Scarrone. In July 2001, we purchased all of the assets of 649 Inc. in exchange for 12,892,300 shares of our common stock. 649 Inc. had purchased these assets from Dr. Scarrone pursuant to an Asset Purchase Agreement dated November 3, 2000. One of the provisions of the Asset Purchase Agreement was the immediate resignation of 649, Inc.'s officers and directors, William Iny and Steven Bekropoulos. In their place, a new management group was installed, consisting of Stacy Lauridia, president and a director; Louis Scarrone, director and chairman of the board of directors; Kathy Whyte, secretary, treasurer and a director; Charles Stein, chief executive officer and a director; George Lois, a director; Daniel Melnick, a director; and Clifford Perlman, a director. We also signed a registration rights agreement obligating us to prepare and file a registration statement for the 12,892,300 shares with the Securities and Exchange Commission at our sole expense.

The assets acquired included all right, title and interest in the Thinka product, a liquid, low carbohydrate, high protein weight loss product ,which was owned and created by Dr. Scarrone.

The asset purchase agreement we entered into with 649, Inc. provided that we acquired 649, Inc.'s Mediterranean Weight Loss Program, which is a scientific weight loss system. The components of this weight loss system include

     o A specifically formulated liquid product, in a can or bottle, for breakfast;
     o    an identical formulation for lunch;
     o plus an evening meal consisting of the remaining calories to total 1200 a day.

The composition of the product is the following:

     o a high-level monounsaturated fat ("safe fat") corresponding to scientific nutrition information; and
     o a specific content of carbohydrates to facilitate weight loss and a specified amount of protein.

We intend to subcontract virtually every aspect of our business to third party suppliers and distributors. We are in the process of negotiating with United States food manufacturers for the production and distribution of Thinka products, which includes low-carbohydrate, high-protein meal replacement drinks. The Thinka products are meal replacement products which act as an appetite suppressant while providing proper nutritional support, thus assisting mild to moderately overweight adults to achieve weight loss goals.

We anticipate that Garden State Nutritionals, a division of Vitaquest International, will purchase and manage all supplies and product inventories. We will not be required to fund either the manufacturing of our products or advertising and other costs related to marketing and distribution of our products. Vitaquest, the parent of Garden State Nutritionals, will assume the risk of purchasing supplies and producing our products through its division, Garden State Nutritionals. Title to our products is assumed by Vitaquest and marketed by Trendirect, another Garden State Nutritionals affiliate. Garden State Nutritionals maintains a 225,000 square foot manufacturing facility and will manufacture our products.

We will receive royalties from the sale of our products. Trendirect will sell our products through direct sales methods, while Windmill Consumer Products, another affiliate of Garden State Nutritionals, will sell our products through retail outlets. We will receive royalties on net sales, after any product returns are deducted. Monies from the sales of our products, and royalties due to us, will be reconciled monthly on net sales. Orders will be processed upon Garden State Nutritional's receipt of 50% of the order amount, with shipment once orders have been paid in full.

On or about September 17, 2001, we entered into a Letter of Intent ("LOI") with One World Networks Integrated Technologies, Inc. ("One World") wherein we agreed to purchase One World product lines and products known as "The Ultimate Lean Routine" and "The Carb Fighter" and all assets relating thereto for a total purchase price of $2,750,000. The parties have since rescinded that LOI, but we still intend to purchase the Carb Fighter product. To date, we have paid One World $200,000 to purchase their Carb Fighter product only. We anticipate that the Carb Fighter product will be purchased for total funds of approximately $250,000.

We are required to deliver an additional $50,000 to One World for the purchase of the Carb Fighter product. As of the date of this registration statement, we have deposited the sum of $40,000 with Garden State Nutrition and have recently deposited a further sum of $10,000 to Garden State Nutrition to be credited to the account of One World towards the purchase of the Carb Fighter product. However, we still plan to move forward with the development of the Thinka product.


We plan to utilize both traditional and online marketing efforts to reach dieters pursuing either self-regulated or medically supervised diets. We hope to make our proposed products available at traditional stores, including retail outlets as well as through medical and clinical programs. We also intend to develop an Internet presence to both market and distribute our proposed products. Our proposed website is currently under development. We anticipate that our proposed website will include membership programs, electronic newsletters, and online retailers that will promote our proposed product. We hope to create a useful and educational weight loss information site.

We intend to position ourselves in the health and fitness industry through selected distribution sites, independent sales representatives, health and fitness magazines, on Internet links and search engines, and by regular mail and e-mail. All online and offline advertising and marketing will be coordinated internally. We will strive to offer our customers a quality weight management product as well as a website that integrates advanced transactional capabilities with easy access to health and nutrition information. By striving to offer quality products and an informative online weight management website, and by focusing on customer service, we believe that we will meet a broad spectrum of consumer needs while fostering customer loyalty.

We believe that the combination of an effective product, an informative website, and a commitment to customer satisfaction will advance our goal of making the Thinka diet product an appealing option for consumers and diet professionals seeking solutions for their weight management needs.


Products. We hope to offer consumers a safe and effective weight management
---------
option with our proposed diet drink, Thinka. The Thinka program consists of a meal replacement prepared drink, balanced to provide the optimal levels of carbohydrates, proteins, and fats. The Thinka product is a low carbohydrate, high protein and high monounsaturated fat diet drink that will be sold in several flavors. We hope to provide mild to moderately overweight dieters an easy way to meet their weight or health goals. We believe that Dr. Scarrone has shown that the Thinka meal replacement drinks suppress appetite and promote weight loss through ketosis, a safe and natural process whereby the body burns fat rather than lean muscle during weight loss. We believe that we can provide a safe, effective, and easy to follow diet program meeting the needs of dieters, or consumers concerned about general health and fitness. We will be marketing both the Thinka product and the Carb Fighter product, which both are used as part of a weight loss program.


Our Industry. The weight loss market is attractive to us due to its growth and
-------------
margin characteristics, which we believe are high relative to other consumer product categories. We believe that between one-third and one-half of United States men and women aged 20 years and older are overweight. We believe research has shown that Americans spend $30 to $50 billion a year trying to lose weight. We believe that obesity and associated health risks are on the rise, making the market for weight loss products and programs attractive.

Our Suppliers. We are currently negotiating to find a supplier for the Thinka
--------------
products. The key factors in choosing a supplier will be:

     o the ability to respond rapidly and scale-up to increased demand for the Thinka product;
     o    a stringent quality assurance system; and
     o    an established distribution network for health/dietary products.


We have tentatively agreed to use Garden State Nutritionals Group and one of its affiliates, Vitaquest, as our primary supplier. Vitaquest will obtain the raw ingredients, manufacture, bottle and label our products. We anticipate entering into a formal agreement with Garden State Nutritionals Group within the next two months.


Our Channels of Distribution. We are currently negotiating with Garden State
-----------------------------
Nutritionals, a company with a distribution network of 35,000 drug stores, to distribute our products. If we entered into a distribution agreement with Garden State Nutritionals, it would agree to use its best efforts to distribute our products throughout its distribution network. However, each individual drug store, or drug store chain, makes its own purchasing decisions regarding stocking products. While we have an agreement in principal with Garden State Nutritionals and its affiliates to manufacture and distribute our products, we have not entered into a formal written agreement. We anticipate entering into a formal agreement within the next two months.

Our Business Strategy. Our goal is to make the Thinka program and its related
----------------------
products a leading weight loss and weight maintenance program. We believe that expanding our business beyond traditional distribution sites, to include medical and clinical partnerships and online product sales, will diversify our business and increase our brand presence in the health and fitness industry. In particular, we believe the Internet will provide us an excellent opportunity to create product awareness as well as foster a loyal customer base through user-friendly information programs such as membership programs and electronic newsletters. We will strive to use traditional marketing tools such as print and radio advertisements, direct mail, and celebrity endorsements to attract both consumer and media attention to the Thinka product. We also hope to develop medical partnerships with physicians and nutritionists to further our proposed products' reputation through clinical research as well as provide effective, word-of-mouth promotion within the medical community. Formal and informal agreements will be sought with individual physicians and nutritionists, weight loss clinics and programs, and with other leaders in the field of weight management and obesity treatment and research. Through research, brand promotion through a variety of avenues, and a partnership with the science community, we hope to create both brand awareness and a solid reputation as a safe, effective way of attaining weight loss goals.

Using the Internet and traditional print media, we propose to offer a highly efficient solution that allows customers to learn about Thinka along with general health and fitness information in the convenience and privacy of their own homes. We will strive to educate and inform our potential customers. In addition, we believe that the privacy of the Internet enables consumers to feel more comfortable in purchasing personal products since the information can be obtained privately. These benefits, together with the convenience of being able to shop 24 hours per day, seven days per week, the ability to reorder products easily and the availability of a large product selection we believe makes the Internet an excellent distribution channel for these products.

Most of our major competitors in the weight-loss industry have created attractive, comprehensive Internet websites that markets their products and fosters an information community for dieters and weight loss professionals. Our online focus will be on differentiating our proposed products from other diet products on the market and in providing consumer education and awareness.

We believe that our target demographics will include mildly to medium overweight individuals; specifically, those individuals who are initiating a new diet for health reasons. We will strive to become the leading diet drink alternative for our target consumers by focusing on the following areas:


Creating a tasty, filling meal replacement product that is safe and effective.


     o Making the Thinka plan both easy to follow and economical. The Thinka diet drink will be sold as a canned or bottled meal replacement drink and we hope to make our proposed products available to the public through retail outlets, online sales, and through medical and clinical programs. The cost of each beverage will be comparable to that of Slim-Fast products and other competitors.

     o We anticipate that the Thinka packaging, along with the informational website, will include information about good eating habits, increased activity, and methods for behavior change, thus, hopefully improving the efficacy of our proposed product and encouraging consumer satisfaction by fostering an educational and supportive weight loss information source.


     o We believe our Thinka product will gain the approval and endorsement of the medical community, something key competitors lack, because there is a new appreciation for the safety of mono-unsaturated fat diets, as opposed to the saturated fats found in most ketogenic diets. As low carbohydrate diets have proven to be an effective and popular method of weight loss with consumers, Thinka, a high-protein, low carbohydrate, and high mono-unsaturated fat diet drink, was developed by Dr. Louis Scarrone. Thus, we hope the Thinka product will appeal to consumers looking to shed pounds and lead a healthier lifestyle.


     o Offer a website with content and information which supports our proposed products. Our proposed website will support our proposed products with information, including an ingredient list. We also hope to provide information about other health and fitness issues on our website, and hyperlinks to well-known health-related websites.

Growth Strategy. Our growth strategy will primarily focus on maximizing the
----------------
lifetime value of our customers by establishing ourselves as a "trusted provider" of a safe and effective diet drink and by creating long-term customer relationships through our website. We anticipate we will continue to pursue an aggressive marketing strategy, both through the Internet and traditional media.

We hope that we will be able to invest in research and development, thus leading to benefits for our customers in the form of the latest in medical weight loss knowledge. We intend to use technology to enhance our proposed products and service offerings and take advantage of the benefits of the Internet. We intend to continuously increase the automation and efficiency of our fulfillment and distribution activities. We hope to enhance our existing strategic relationships with product manufacturers, and content providers, as well as develop new strategic relationships.

We believe that our growth strategy will build customer loyalty, encourage repeat purchases, increase average order size and produce recurring revenues. In order to maximize the lifetime value of our customers, we believe that we must:

     o generate high levels of interest and awareness of the Thinka product to encourage consumers to purchase our proposed products at retail outlets, through medical or other weight loss professionals, and through our proposed website;
     o    continuously improve our online and offline efforts and service;
     o build customer trust in the Thinka diet drink by providing helpful product information to facilitate informed purchases;
     o    reward customer loyalty;
     o take advantage of repeat purchasing patterns; o maintain our technology focus and expertise;
     o    ensure quick and efficient distribution;
     o    enhance and form key relationships;
     o    acquire new customers;
     o    accelerate our marketing initiatives; and
     o    build strategic relationships.

Patents and Proprietary Rights. The regulation of domain names in the United
-------------------------------
States and in foreign countries is subject to change, and we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our domain names. Our success depends in part upon our ability to preserve our trade secrets and operate without infringing the proprietary rights of other parties. However, we rely on certain proprietary technologies, trade secrets, and know-how that are not patentable. We anticipate that we will acquire our own Internet domain name. Under current domain name registration practices, no one else can obtain a domain name which is identical to our proposed domain name, but someone might obtain a similar name, or the identical name with a different suffix, such as ".org", or with a country designation.


Our Research and Development. We intend to conduct research and development
-----------------------------
activities, including a clinical investigation at St. Luke's Hospital, initial product and marketing strategy development, and creation of our website. As we hope to provide our customers with a diet product that both meets consumer preferences and reflects the latest in scientific research, we hope to be involved in both clinical and market research. We donated $50,000.00 to St. Luke's Hospital so that we could conduct a preliminary study on the possible benefits of ketoses on neuro-degenerative brain diseases, especially Parkinson's Disease and Alzheimer's. If the preliminary study is successful, we intend to fund the development of a diet product in joint venture with the clinic at St. Luke's Hospital.

Advertising and marketing. We intend to implement an advertising and marketing
--------------------------
campaign to increase awareness of the Thinka diet product and to acquire new customers through multiple channels, including traditional and online advertising, direct marketing and expansion and strengthening of our strategic relationships. However, we will not be required to fund any media advertising, as part of our agreement with Garden State Nutritionals and its affiliates, Trendirect Marketing and Windmill Consumer Products will be a requirement that those entities promote, advertise and market our products.


We believe that the use of multiple marketing channels reduces reliance on any one source of customers, maximizes brand awareness and promotes customer loyalty. To accomplish this, we have developed several strategies, which include:


     o    Traditional and online advertising. Our distributors intend to pursue
          -----------------------------------
          a traditional media-based advertising campaign that may include television, radio, print, outdoor and event-based advertising. Our distributors may purchase advertising in the health and nutrition magazines in which other meal replacement diet drink producers have successfully advertised, including targeted online advertising to promote both the Thinka brand name and specific merchandising opportunities. Our distributors also intend to purchase additional banner and other forms of online advertising to create online awareness, reach new consumers and convert current diet product users into consumers of our products. We anticipate this online advertising will include targeted websites oriented to appropriate health and lifestyle groups, as well as broader campaigns on portals and mass audience websites.

     o    Direct marketing. Our distributors intend to apply direct marketing
          -----------------
          techniques aimed at attracting and retaining customers. Direct mail programs will include e-mail offers to targeted audience segments, including special offers or promotions to current and prospective customers reached through the rental of mailing lists.

     o    Consumer Articles. We hope to inspire awareness of the Thinka product
          ------------------
          by getting articles published on the Thinka diet product. Specifically, we believe that diet articles or interviews that highlight our proposed products in traditional women's or health and fitness magazines will be highly effective in creating consumer awareness with key demographic groups.

Competition. The diet and weight loss industry is highly competitive, with
------------
numerous options available to consumers. Diet products are available through a number of channels, including retail, catalog/mail order, direct selling and, more recently, online commerce. Each of these channels offers a varying degree of convenience, selection, quality, information, price and privacy. Our main competitors include Slim-Fast Foods, Atkins Nutritionals, and eDiets.com, all of which are diet plans that include meal replacement products.

Slim-Fast Foods is owned by Unilever Best Foods, which is based in Latin America. The Slim-Fast product line includes prepared shakes, drink powders, and snack bars which are sold through retailers in the United States and Europe. Unilever Best Foods purchased the Slim-Fast brand in 2000 for $2.4 billion. In 1999,Unilever had sales of approximately $10 billion and employed 38,000 people in 104 offices in the United States. Other major brands owned by Unilever include Lipton, Lawry's, and Ragu Pasta Sauces.

Atkins Nutritionals, Inc. sells a line of diet products and publications based on the research of Dr. Bob Atkins. Products include nutritional supplements, drink powders, diet shakes, bake mixes, prepared foods, and diet books written by Dr. Atkins. Atkins Nutritionals, Inc. had estimated revenues of $50 million in 2000. The Atkins diet emphasizes a low carbohydrate diet, which has garnered much criticism from the medical community, especially for the high level of saturated fats included in Atkins diet products.

eDiets.com was founded in 1996 and has its corporate headquarters in Deerfield Beach, Florida. It is the largest subscription based online diet, fitness, and counseling center with over 250,000 paid members in 2000. This online subscription service uses proprietary software to generate customized diet programs, which are based on individual members' personal goals, food preferences, and lifestyles. eDiets.com also publishes one of the most popular online newsletters, the bi-weekly eDiet News, which is delivered to approximately 4 million subscribers.

These competitors have established retail distribution networks, effective marketing, and websites that offer their users a sense of community and support. We hope to market Thinka through similar distribution outlets, including traditional retail, health specialty stores, and online. Through our contemplated research and development, we hope to distinguish the Thinka product from other over-the-counter meal replacement diet drinks by achieving the support of the medical community, thus earning the trust of the dieting public.

In addition, the online commerce market in which we anticipate we will operate is new, rapidly evolving and highly competitive. We believe the Internet plays an increasingly significant role in communication, information and commerce. International Data Corporation, an independent research company, estimates that the 97 million Internet users worldwide at the end of 1998 will grow to 320 million users by the end of 2002. The functionality of the Internet makes it an attractive commercial medium by providing features and information that have been unavailable in the past. International Data Corporation estimates that worldwide consumer online commerce will grow from approximately $11 billion in 1998 to approximately $94 billion by 2002. In addition, International Data Corporation estimates that, as the number of total Internet users grows, the number of online purchasers will grow at a compounded annual rate of 46% from 28 million in 1998 to 128 million in 2002. Baby boomers, which represent 49% of all Internet users, are an attractive demographic group for online merchandisers.

We expect competition in the diet product industry to intensify in the future. As obesity becomes a greater health concern to the public, we expect consumers to increasingly look to over-the-counter supplements to meet their weight loss goals. We also expect many other diet products, both new and established ones, to be marketed online. As Internet traffic increases we expect diet product companies to launch websites, which can now be done at a relatively low cost. We compete with a variety of companies, including other diet drinks, over-the-counter and prescription diet pills, weight loss clinics or programs such as Weight Watchers, and herbal supplements. Current and new competitors may be able to establish products at a relatively low cost and relatively quickly. Our competitors may operate in one or more distribution channels, including online commerce, retail stores, catalog operations or direct selling.

We compete directly with other companies and businesses that have developed and are in the process of developing a platform for retail and Internet-based purchases of diet products, which will be competitive with the Thinka product developed and offered by us. Many of these competitors have greater financial and other resources, and more experience in research and development, than us. There can be no assurance that other products, which are functionally equivalent or similar to our proposed products, are not marketed or will not be marketed.

Government Regulation of Our Proposed Products. Because the market for
-----------------------------------------------
over-the-counter diet products is relatively new, there is little common law or regulatory guidance that clarifies the manner in which government regulation impacts sales, especially those made online. Governmental regulation may limit our sales or add significant additional costs to our business. The two principal federal agencies that regulate dietary supplements, including vitamins, nutritional supplements and minerals, are the Food and Drug Administration ("FDA") and the Federal Trade Commission ("FTC"). Among other matters, FDA regulations govern claims that assert the health or nutritional value of a product. Many FDA and FTC remedies and processes, including imposing civil penalties and commencing criminal prosecution, are available under federal statutes and regulations if product claims violate the law. Similar enforcement action may also result from noncompliance with other regulatory requirements, such as FDA labeling rules. The FDA also reviews some product claims that companies must submit for agency evaluation and may find them unacceptable. State, local and foreign authorities may also bring enforcement actions for violations of these laws. In addition, because we sell products outside the United States, our business is also subject to the risks associated with foreign legislation and regulations relating to exports.


We do not presently require any government approvals to promote our products, but that could change. The Food and Drug Administration, or FDA, administers the Dietary Supplement Health and Education Act of 1994. This law amended the Federal Food, Drug, and Cosmetic Act to define the term "dietary supplement" and establish a regulatory framework for dietary supplements. In doing so, Congress made 15 significant findings that emphasize the importance of diet and nutrition, including dietary supplement use, in promoting health and reducing the risk of disease. This law provides for broad access to dietary supplements for consumers and also recognizes that there is a need for a rational regulatory framework that provides FDA authority to remove from the market products that pose a "significant or unreasonable" risk to consumers or that are otherwise adulterated and to require that labeling for dietary supplements be accurate. Congress defined "dietary supplement" to mean products that are intended to supplement the diet that contain one or more of certain dietary ingredients, such as:

     o    a vitamin or a mineral,

     o    an herb or other botanical,
     o    an amino acid,
     o a dietary substance for use by man to supplement the diet by increasing the total dietary intake, or
     o    a concentrate, metabolite, constituent, or extract.

As of March 23, 1999, all dietary supplements must bear nutrition information entitled "Supplement Facts." This labeling is similar to nutrition content labeling for conventional foods but is tailored to the special characteristics of dietary supplements.

If a supplement contains a new dietary ingredient that has not been in the food supply, Congress required the manufacturer to notify the FDA at least 75 days before marketing, and to include in the notification the manufacturer's basis for its conclusion that a dietary supplement containing the ingredient will reasonably be expected to be safe. There is no requirement that we wait for a safety determination from the FDA before marketing any of our proposed products.


Government Regulation of Mail and Telephone Order Merchandise. The FTC, which is
--------------------------------------------------------------
the government agency that regulates interstate commerce and oversees consumer protection laws, has established the Mail or Telephone Order Merchandise Rule concerning the handling of mail order or telephone shipments, payment and refunds. The FTC requires mail order companies to ship merchandise by the date promised, or within 30 days of receiving payment if none is specified. If a company cannot meet that deadline, the FTC's Mail or Telephone Order Merchandise Rule requires the company to "offer to the buyer, clearly and conspicuously and without prior demand, an option either to consent to a delay in shipping or to cancel the buyer's order and receive a prompt refund." There must be a "reasonable basis" and a notice of delay provided where there is a change in the shipping date. A "reasonable basis" is found if the merchant has, at the time of making the representation, such information as would under the circumstances satisfy a reasonable and prudent businessperson, acting in good faith, that the representation is true.

Government Regulation of Online Commerce. Online commerce is new and rapidly
-----------------------------------------
changing, and federal and state regulations relating to the Internet and online commerce are relatively new and evolving. Due to the increasing popularity of the Internet, it is possible that laws and regulations may be enacted to address issues such as user privacy, pricing, content, copyrights, distribution, antitrust matters and the quality of products and services. The adoption of these laws or regulations could reduce the rate of growth of the Internet, which could potentially decrease the usage of our website and could otherwise harm our business. In addition, the applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, libel, obscenity and personal privacy is uncertain. Most of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues of the Internet. New laws applicable to the Internet may impose substantial burdens on companies conducting online commerce. In addition, the growth and development of online commerce may prompt calls for more stringent consumer protection laws in the United States and abroad.


Employees. Besides our executive officers, we have no employees. We anticipate
----------
entering into employment contracts with Stacey Lauridia and Kathy Whyte. We are not a party to any collective bargaining agreements.

Facilities. Our executive, administrative and operating offices are now located
-----------
at 2267 Aria Drive, Henderson, Nevada 89052.


Management's Discussion and Analysis of Financial Condition and Results of
--------------------------------------------------------------------------
Operations
----------


Summary Financial Information for Thinka Weight-Loss Corporation. The summary
-----------------------------------------------------------------
financial information set forth below is derived from the more detailed consolidated financial statements appearing elsewhere in this Form SB-2. We have prepared our financial statements contained in this Form SB-2 in accordance with generally accepted accounting principles in the United States. All information should be considered in conjunction with our financial statements and the notes contained elsewhere in this Form SB-2.

     =====================================================================
     Income Statement             Three months ended      From Inception
                                   December 31, 2001    (June 29, 1999) to
                                                         December 31, 2001
     --------------------------   ------------------    ------------------

     Cash Flows from Operating
     Activities                        $(53,816)             $(633,440)

     Net Increase (Decrease) in
     Cash                              $ (3,152)             $   8,035

     Cash, End of Period               $ 12,146              $  12,146

     Net Loss Per Share                  ($.01)                  N/A
     =====================================================================


          ==============================================
          Balance Sheet                December 31, 2001
          --------------------         -----------------
          Total Assets                     $228,050

          Total Liabilities                 $29,016

          Shareholders' Equity              $25,784
          ==============================================


Liquidity and Capital Resources. We had cash of $12,146 at December 31, 2001,
--------------------------------
compared to cash of $1,642 at December 21, 2000. We had a net loss from operating activities of $53,816 for the three months ended December 31, 2001. We had deposits of $205,000 at December 31, 2001, $200,000 of which was allocated to One World for acquisition of their Carb Fighter product. At December 31, 2001, our accounts payable and accrued liabilities totaled $29,016.


Results of Operations.
----------------------

Revenue. We have no generated any revenue from our operations.
--------


Operating Expenses. For the period from June 29, 1999 (inception) to December
-------------------
31, 2001, we had operating expenses totaling $637,220. Offset against total interest income during that period of $3,780, our net loss from inception to December 31, 2001 was $633,440. During the three month period ended December 31, 2001, we incurred professional fees of $37,163, as compared to $0 during the three month period ended December 31, 2000. During the six month period ended December 31, 2001, we paid St. Luke's hospital $50,000 as a grant to promote a joint research project.


Our Plan of Operation for the Next Twelve Months. Our plan of operation is
-------------------------------------------------
materially dependent on our ability to raise capital to bring the Thinka product to the public. We intend to enter into an agreement with a U.S. food manufacturer for the production and distribution of our proposed products. We plan on focusing our efforts in the following areas:

     o clinical investigation of the proposed product at St. Luke's Hospital, an affiliate of Columbia University, under the guidance of Dr. Theodore VanItallie;
     o initial product and marketing strategy development, including investigating strategic relationships with healthcare product manufacturers and distributors;
     o establishing office facilities and hiring sales, administrative and support staff to support and sustain prolonged growth.


Clinical testing at St. Luke's is dependent upon the results of research which the St. Luke's staff is currently conducting regarding the use of our products in a diet program for diabetics. If the research indicates that our products might be useful for diabetics, we intend to enter into a joint clinical research project with St. Luke's. If we are able to initiate operations and generate revenues, we anticipate that those revenues will be used to market our proposed products and provide us with working capital and pay our legal and accounting fees for the next twelve months. If we generate those revenues, then we expect that our expenses for the next twelve months will be approximately $17,000,000. If we are unable to generate revenues, then we anticipate that our expenses for the next twelve months will be limited to the day-to-day expenditures necessary to conduct business such as administrative expenses.


In the opinion of management, available funds will satisfy our working capital requirements through at least the end of 2001. Our forecast for the period for which our financial resources will be adequate to support our operations involves risks and uncertainties and actual results could fail as a result of a number of factors. We anticipate that we may need to raise additional capital to develop and conduct our operations. Such additional capital may be raised through public or private financing as well as borrowings and other sources. There can be no assurance that additional funding will be available on favorable terms, if at all. If adequate funds are not available, we believe that our officers and directors will contribute funds to pay for our expenses. Therefore, we have not contemplated any plan of liquidation in the event that we do not generate revenues.

Our ability to raise additional capital in the next twelve months through the sale of our stock may be harmed by competing resales of our common stock by the selling security holders. The price of our common stock could fall if the selling security holders sell substantial amounts of our common stock. These sales would make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate because the selling security holders may offer to sell their shares of common stock to potential investors for less than we do. Moreover, potential investors may not be interested in purchasing shares of our common stock if the selling security holders are selling their shares of common stock.

We are not currently conducting any research and development activities. We do anticipate conducting such activities in the next twelve months. We do not anticipate that we will purchase or sell any significant equipment in the next six to twelve months unless we generate significant revenues.


We do anticipate that we will hire employees in the next six to twelve months. We believe our future success depends in large part upon the continued service of our key personnel. Our officers and directors will only be paid if and when we can generate sufficient revenue after payment of our day-to-day working expenses, including the payment of legal and accounting fees.

Description of Property
-----------------------

Property held by Us. As of the date specified in the following table, we held
--------------------
the following property:


          ===============================================
          Property                  December 31, 2001
          ----------------------    ---------------------
          Cash                           $12,146
          ===============================================

Facilities. Our executive, administrative and operating offices are now located
-----------
at 2267 Aria Drive, Henderson, Nevada 89052.


Certain Relationships and Related Transactions
----------------------------------------------

Conflicts Related to Other Business Activities. The persons serving as our
-----------------------------------------------
officers and directors have existing responsibilities and, in the future, may have additional responsibilities, to provide management and services to other entities in addition to us. As a result, conflicts of interest between us and the other entities may occur from time to time.

We will attempt to resolve any such conflicts of interest in our favor. Our officers and directors are accountable to us and our shareholders as fiduciaries, which requires that such officers and directors exercise good faith and integrity in handling our affairs. A shareholder may be able to institute legal action on our behalf or on behalf of that shareholder and all other similarly situated shareholders to recover damages or for other relief in cases of the resolution of conflicts in any manner prejudicial to us.

Related Party Transactions.
---------------------------

Pursuant to an Asset Purchase Agreement, we purchased all the assets of Six Forty-Nine Incorporated, a Nevada corporation ("649 Inc."), in exchange for 12,892,300 shares of our common stock. At the time we purchased all the assets of 649 Inc.:


     o Stacey Lauridia, our President, was the President and a shareholder of 649 Inc.;
     o Dr. Louis Scarrone, Chairman of our Board of Directors, was the Secretary, Treasurer, a member of the Board of Directors and a shareholder of 649 Inc.;
     o Kathy Whyte, our Secretary, Treasurer and a member of our Board of Directors, was an officer and member of the Board of Directors of 649 Inc.; and
     o Clifford Perlman, a former member of our Board of Directors was a shareholder of 649 Inc.


Market for Common Equity and Related Stockholder Matters
--------------------------------------------------------


Warrants. We have assumed the obligations of 649 Inc. with respect to its issued
---------
and outstanding warrants. 649 Inc. has 1,642,300 warrants issued and outstanding, each of which represents the right to purchase one share of 649 Inc.'s common stock for $0.75 per share if such warrant is exercised within two years of the date of issuance or at a purchase price of $1.00 if such warrant is exercised after two years but before the expiration of three years of the issuance date. All of the warrants in 649 Inc. expire by their own terms three years after the issuance date. Because we have entered into an assumption agreement with 649 Inc. whereby we will assume 649 Inc.'s obligations related to the warrants, the warrants represent the right to purchase stock in the company pursuant to the same terms and conditions specified above.

Options. We currently have no options outstanding.
--------


Stock Split. On or about July 19, 2001, we effectuated a forward stock split at
------------
a ratio of 3.814289941:1.

Dividends. There have been no cash dividends declared on our common stock.
----------
Dividends are declared at the sole discretion of our Board of Directors.


We participate on the Over-The-Counter Bulletin Board Electronic Quotation Service, an Internet-based, real-time quotation service for OTC equities and bonds for market makers and brokers. The high and low sales prices for each quarter since we began such participation are:

August 27, 2001: High $3.18 Low $2.70 Close $3.18
October 1, 2001 High $0.87 Low $0.87 Close $0.87
December 14, 2001 High $0.52 Low $0.44 Close $0.52


There is only a limited public market for shares of our common stock. We cannot guaranty that an active public market will develop or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock. Should there develop a significant market for our shares, the market price for those shares may be significantly affected by such factors as our financial results and introduction of new products and services. Factors such as announcements of new or enhanced products by us or our competitors and quarter-to-quarter variations in our results of operations, as well as market conditions in the high technology sector may have a significant impact on the market price of our shares. Further, the stock market has experienced extreme volatility that has particularly affected the market prices of stock of many companies and that often has been unrelated or disproportionate to the operating performance of those companies.

Penny Stock Regulation. Shares of our common stock will probably be subject to
-----------------------
rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally equity securities with a price of less than $5.00, except for securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

     o a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
     o a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities' laws;
     o a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the "bid" and "ask" price;

     o    a toll-free telephone number for inquiries on disciplinary actions;
     o definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
     o such other information and is in such form, including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

     o    the bid and offer quotations for the penny stock;
     o the compensation of the broker-dealer and its salesperson in the transaction;
     o the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
     o monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

Executive Compensation
----------------------

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our Board of Directors. Our officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.


Compensation of Directors. Our Directors will receive the compensation specified
--------------------------
in the following chart for their service on our Board of Directors; provided, however, that we will not pay such compensation until we are generating sufficient revenues to first pay our operating expenses.

          =====================================================
          Name and Principal Position      Year        Annual
                                                     Salary ($)
          ---------------------------      ----      ----------
          Stacey Lauridia, Director        2002        60,000

          Louis Scarrone, Director         2002        60,000

          George Lois, Director            2002        60,000

          Kathy Whyte, Director            2002        60,000

          =====================================================

Employment Contracts. We anticipate entering into employment contracts with
---------------------
Stacey Lauridia, and Kathy Whyte.


Stock Option Plan. We anticipate that we will adopt a stock option plan,
------------------
pursuant to which shares of our common stock will be reserved for issuance to satisfy the exercise of options. The stock option plan will be designed to retain qualified and competent officers, employees, and directors. Our Board of Directors, or a committee thereof, shall administer the stock option plan and will be authorized, in its sole and absolute discretion, to grant options thereunder to all of our eligible employees, including officers, and to our directors, whether or not those directors are also our employees. Options will be granted pursuant to the provisions of the stock option plan on such terms, subject to such conditions and at such exercise prices as shall be determined by our Board of Directors. Options granted pursuant to the stock option plan shall not be exercisable after the expiration of ten years from the date of grant.

Financial Statements
--------------------

                         THINKA WEIGHT-LOSS CORPORATION
                        (Formerly Encore Ventures, Inc.)
                          (A Development Stage Company)


                        CONSOLIDATED FINANCIAL STATEMENTS



                                DECEMBER 31, 2001
                                   (Unaudited)
                            (Stated in U.S. Dollars)

                         THINKA WEIGHT-LOSS CORPORATION
                        (Formerly Encore Ventures, Inc.)
                          (A Development Stage Company)

                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                            (Stated in U.S. Dollars)



---------------------------------------------------------------------------------------------------
                                                                    DECEMBER 31         JUNE 30
                                                                       2001               2001
---------------------------------------------------------------------------------------------------

ASSETS

Current
     Cash                                                        $        12,146    $      538,009
     Deposits                                                            205,000           -
     Other current asset                                                   1,242            59,612
                                                                 ----------------------------------
                                                                         218,388           597,621

Office Equipment, net                                                      3,162             3,162

Intangible Asset                                                           6,500             6,500
                                                                 ----------------------------------

                                                                 $       228,050    $      607,283
===================================================================================================

LIABILITIES

Current
     Accounts payable and accrued liabilities                    $        29,016    $       30,939
                                                                 ----------------------------------

SHAREHOLDERS' EQUITY

Share Capital
     Authorized:
         100,000,000 Common shares, par value $0.001 per share

     Issued and outstanding:
          25,784,600 Common shares at December 31, 2001 and
          12,892,300 Common shares at June 30, 2001                       25,784            12,892

     Additional paid-in capital                                          806,690           819,508

Deficit Accumulated During The Development Stage                        (633,440)         (256,056)
                                                                 ----------------------------------
                                                                         199,034           576,344
                                                                 ----------------------------------

                                                                 $       228,050    $      607,283
===================================================================================================

                         THINKA WEIGHT-LOSS CORPORATION
                        (Formerly Encore Ventures, Inc.)
                          (A Development Stage Company)

                   CONSOLIDATED STATEMENTS OF LOSS AND DEFICIT
                                   (Unaudited)
                            (Stated in U.S. Dollars)


-------------------------------------------------------------------------------------------------------------------------
                                                                                                             INCEPTION
                                                                                                              JUNE 29
                                          THREE MONTHS ENDED                   SIX MONTHS ENDED               1999 TO
                                              DECEMBER 31                         DECEMBER 31               DECEMBER 31
                                        2001               2000             2001               2000             2001
-------------------------------------------------------------------------------------------------------------------------

Expenses
     Consulting fees                $    15,000        $   140,000      $   159,840        $   140,400      $   298,404
     Grants                                 -                  -             50,000                -             50,000
     Office administration and
       sundry                             1,563                 28           66,962                 55          161,468
     Professional fees                   37,163                -             90,194                -            111,491
     Stock transfer services                115                -             12,748                -             15,857
                                    -------------------------------------------------------------------------------------
                                         53,841            140,028          379,744            140,455          637,220

Income
     Interest                               (25)               -             (2,360)               -             (3,780)
                                    -------------------------------------------------------------------------------------

Net Loss For The Period                  53,816            140,028          377,384            140,455      $   633,440
                                                                                                            =============

Deficit Accumulated During The
  Development Stage, Beginning
  Of Period                             579,624              2,116          256,056              1,689
                                    ------------------------------------------------------------------

Deficit Accumulated During The
  Development Stage, End Of
  Period                            $   633,440        $   142,144      $   633,440        $   142,144
======================================================================================================


Net Loss Per Share                  $    (0.01)        $    (0.01)      $    (0.02)        $    (0.01)
======================================================================================================


Weighted Average Number Of Shares
  Outstanding                        25,784,600         12,892,300       23,635,883         12,892,300
======================================================================================================

                         THINKA WEIGHT-LOSS CORPORATION
                        (Formerly Encore Ventures, Inc.)
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                            (Stated in U.S. Dollars)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       INCEPTION
                                                                                                                        JUNE 29
                                                         THREE MONTHS ENDED               SIX MONTHS ENDED              1999 TO
                                                            DECEMBER 31                      DECEMBER 31              DECEMBER 31
                                                       2001            2000             2001            2000              2001
------------------------------------------------------------------------------------------------------------------------------------

Cash Flows From Operating Activity
     Net loss for the period                       $   (53,816)    $  (140,028)     $  (377,384)    $  (140,455)      $  (633,440)

Adjustments To Reconcile Net Loss To Net Cash
  Used By Operating Activity
     Depreciation and amortization                         -               -                -               -                 288
     Non-cash consulting services rendered                 -               -                -               -               1,250

     Changes in assets and liabilities
         (Increase) Decrease in deposits                35,266             -           (205,000)            -            (205,000)
         (Increase) Decrease in other current
           assets                                          -               -             58,370             -              (1,242)
         Increase (Decrease) in accounts payable
           and accrued liabilities                      15,398          15,102           (5,960)         15,101            24,979
                                                   ---------------------------------------------------------------------------------
                                                        (3,152)       (124,926)        (529,974)       (125,354)         (813,165)
                                                   ---------------------------------------------------------------------------------

Cash Flows From Investing Activity
     Purchases of property and equipment                   -            (6,500)             -            (6,500)           (3,450)
                                                   ---------------------------------------------------------------------------------

Cash Flows From Financing Activity
     Proceeds from issuance of common
       stock                                               -           131,500              -           131,500           824,650
                                                   ---------------------------------------------------------------------------------

Net Increase (Decrease) In Cash                         (3,152)             74         (529,974)           (354)            8,035
Cash, Beginning Of Period                               15,298           1,568          538,009           1,996               -
Cash Acquired On Business
  Combination                                              -               -              4,111             -               4,111
                                                   ---------------------------------------------------------------------------------

Cash, End Of Period                                $    12,146     $     1,642      $    12,146     $     1,642       $    12,146
====================================================================================================================================

Supplemental Disclosure Of Cash Flow
  Information
     Income taxes paid                             $       -       $       -        $       -       $       -         $       -
====================================================================================================================================
     Interest                                      $       -       $       -        $       -       $       -         $       -
====================================================================================================================================

Supplemental Disclosure Of Non-Cash
  Investing And Financing Activities
     Stock issued for services rendered            $       -       $     1,250      $       -       $     1,250       $     1,250
====================================================================================================================================
     Stock issued for intangible asset             $       -       $     6,500      $       -       $     6,500       $     6,500
====================================================================================================================================
     Stock issued for acquisition of Thinka
       Weight-Loss Corporation                     $       -       $       -        $        74     $       -         $        74
====================================================================================================================================

                         THINKA WEIGHT-LOSS CORPORATION
                        (Formerly Encore Ventures, Inc.)
                          (A Development Stage Company)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                DECEMBER 31, 2001
                                   (Unaudited)
                            (Stated in U.S. Dollars)


                                                                  COMMON STOCK                         DEFICIT
                                                 -----------------------------------------------     ACCUMULATED
                                                                                    ADDITIONAL        DURING THE
                                                                                     PAID-IN         DEVELOPMENT
                                                     SHARES           AMOUNT         CAPITAL            STAGE              TOTAL
                                                 --------------   --------------  --------------   ----------------   --------------

Balance, June 29, 1999, date of
  incorporation                                            -      $         -     $         -      $           -      $         -
Sale of common stock at $0.001 per share (June
  1999)                                              3,500,000            3,500             -                  -              3,500
Net loss for the period                                    -                -               -               (1,000)          (1,000)
                                                 -----------------------------------------------------------------------------------

Balance, June 30, 1999                               3,500,000            3,500             -               (1,000)           2,500

Net loss for the period                                    -                -               -                 (689)            (689)
                                                 -----------------------------------------------------------------------------------

Balance, June 30, 2000                               3,500,000            3,500             -               (1,689)           1,811

Acquisition of intangible asset at ($0.001)
  per share (November 2000)                          6,500,000            6,500             -                  -              6,500
Issuance of stock in exchange for services
  rendered at $0.001 per share (November
  2000)                                              1,250,000            1,250             -                  -              1,250

Sale of common stock at $0.50 per share
  (January 2001)                                        50,000               50          24,950                -             25,000
Sale of common stock at $0.50 per share (March
  2001)                                              1,592,300            1,592         794,558                -            796,150
Net loss for the year                                      -                -               -             (254,367)        (254,367)
                                                 -----------------------------------------------------------------------------------

Balance, June 30, 2001                              12,892,300           12,892         819,508           (256,056)         576,344

Adjustment to number of shares issued and
  outstanding as a result of the reverse
  take-over transaction
     Six Forty-Nine Incorporated                   (12,892,300)             -               -                  -                -
     Thinka Weight-Loss Corporation                 12,892,300              -               -                  -                -
                                                 -----------------------------------------------------------------------------------
                                                    12,892,300           12,892         819,508           (256,056)         576,344
Issuance of stock on acquisition of Thinka
  Weight-Loss Corporation                           12,892,300           12,892         (12,818)                                 74
Net loss for the period                                    -                -               -             (377,384)        (377,384)
                                                 -----------------------------------------------------------------------------------

Balance, December 31, 2001                          25,784,600    $      25,784   $     806,690    $      (633,440)   $     199,034
                                                 ===================================================================================

                         THINKA WEIGHT-LOSS CORPORATION
                        (Formerly Encore Ventures, Inc.)
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2001
                                   (Unaudited)
                            (Stated in U.S. Dollars)



BASIS OF PRESENTATION

The unaudited consolidated financial statements as of December 31, 2001 included herein have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with United States generally accepted principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. It is suggested that these financial statements be read in conjunction with the June 30, 2001 audited financial statements and notes thereto.


1.   NATURE OF OPERATIONS

     a)   Change of Name and Year End

          During the period, the Company changed its name from Encore Ventures, Inc. to Thinka Weight-Loss Corporation.

          The year end of the Company has been changed from April 30 to June 30 as a result of the reverse take-over transaction (Note 1(c)).

     b)   Going Concern

          The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.

          As shown in the accompanying financial statements, the Company has incurred a net loss of $ 633,440 for the period from June 29, 1999 (inception) to December 31, 2001, and has no sales. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its new business opportunities. Management has plans to seek additional capital through a private placement and public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

                         THINKA WEIGHT-LOSS CORPORATION
                        (Formerly Encore Ventures, Inc.)
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2001
                                   (Unaudited)
                            (Stated in U.S. Dollars)



1.   NATURE OF OPERATIONS (Continued)

     c)   Reverse Take-Over

          Effective July 30, 2001, Thinka Weight-Loss Corporation ("Thinka") acquired 100% of the assets of Six Forty-Nine Incorporated ("Six Forty-Nine") by issuing 12,892,300 common shares. Since the transaction resulted in the former shareholders of Six Forty-Nine acquiring control of Thinka, the transaction, which is referred to as a "reverse take-over", has been treated for accounting purposes as an acquisition by Six Forty-Nine of the net assets and liabilities of Thinka. Under this purchase method of accounting, the results of operations of Thinka are included in these financial statements from July 30, 2001.

          Control of the net assets of Thinka was acquired for the total consideration of $74 representing the fair value of the assets of Thinka. Six Forty-Nine is deemed to be the purchaser for accounting purposes. Accordingly, its net assets are included in the balance sheet at their previously recorded values.

          The acquisition is summarized as follows:

               Cash                                              $      4,111

               Accounts payable and accrued liabilities                 4,037
                                                                 -------------

                                                                 $         74
                                                                 =============

               Consideration given at a value of:
                  Common shares                                  $         74
                                                                 =============


2.   SIGNIFICANT ACCOUNTING POLICIES

          The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

          The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

                         THINKA WEIGHT-LOSS CORPORATION
                        (Formerly Encore Ventures, Inc.)
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2001
                                   (Unaudited)
                            (Stated in U.S. Dollars)



2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

     a)   Consolidation

          These financial statements include the accounts of the Company and its subsidiary, Six Forty-Nine Incorporated.

     b)   Office Equipment

          Office equipment is recorded at cost and amortized on a straight line basis over five years.

     c)   Intangible Assets

          The Company continually monitors its intangible assets to determine whether any impairment has occurred. In making such determination with respect to these assets, the Company evaluates the performance on an undiscounted cash flow basis, of the intangible assets or group of assets, which gave rise to an asset's carrying amount. Should impairment be identified, a loss would be reported to the extent that the carrying value of the related intangible asset exceeds the fair value of that intangible asset using the discounted cash flow method. The Company is not amortizing intangible assets until operations begin and revenues are earned.

                              ENCORE VENTURES, INC.
                         (An Exploration Stage Company)


                              FINANCIAL STATEMENTS


                             APRIL 30, 2001 AND 2000
                            (Stated in U.S. Dollars)

                                AUDITORS' REPORT




To the Shareholders of
Encore Ventures, Inc.
(An exploration stage company)


We have audited the balance sheets of Encore Ventures, Inc. (an exploration stage company) as at April 30, 2001 and 2000, and the statements of loss and deficit accumulated during the exploration stage, cash flows and stockholders' equity for the periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at April 30, 2001 and 2000, and the results of its operations, cash flows, and changes in stockholders' equity for the periods then ended in accordance with United States generally accepted accounting principles.

Without qualifying our opinion, we draw attention to Note 1 to the financial statements. The Company has incurred a net loss of $81,169 since inception, has not attained profitable operations and is dependent upon obtaining adequate financing to fulfil its development activities. These factors raise substantial doubt that the Company will be able to continue as a going concern.

The April 30, 2000 financial statements have been restated from those previously presented as explained in Note 5.



Vancouver, B.C.


                                                  "MORGAN & COMPANY"

June 28, 2001                                     Chartered Accountants

                              ENCORE VENTURES, INC.
                         (An Exploration Stage Company)

                       BALANCE SHEETS (RESTATED - NOTE 5)
                            (Stated in U.S. Dollars)



-------------------------------------------------------------------------------------------------
                                                                             APRIL 30
                                                                        2001            2000
-------------------------------------------------------------------------------------------------

ASSETS

Current
     Cash                                                         $      23,300   $     61,917

Mineral Property Interest (Note 3)                                         -              -
                                                                  --------------- ---------------

                                                                  $      23,300   $     61,917
=================================================================================================

LIABILITIES

Current
     Accounts payable and accrued liabilities                     $       9,969   $      2,017
                                                                  --------------- ---------------

SHAREHOLDERS' EQUITY

Share Capital
     Authorized:
         100,000,000 Common shares, par value $0.001 per share
     Issued and Outstanding:
           3,380,000 Common shares                                        3,380          3,380

     Additional paid in capital                                          91,120         91,120

Deficit Accumulated During The Exploration Stage                        (81,169)       (34,600)
                                                                  --------------- ---------------
                                                                         13,331         59,900
                                                                  --------------- ---------------

                                                                  $      23,300   $     61,917
=================================================================================================


Approved by the Directors:


-----------------------------              -----------------------------

                              ENCORE VENTURES, INC.
                         (An Exploration Stage Company)

               STATEMENTS OF LOSS AND DEFICIT (RESTATED - NOTE 5)
                            (Stated in U.S. Dollars)



--------------------------------------------------------------------------------------------------
                                                                 PERIOD FROM
                                                                   DATE OF
                                                                 ORGANIZATION        INCEPTION
                                                  YEAR           SEPTEMBER 14       SEPTEMBER 14
                                                  ENDED            1999 TO            1999 TO
                                                APRIL 30           APRIL 30           APRIL 30
                                                  2001               2000               2001
--------------------------------------------------------------------------------------------------

Expenses
     Consulting fees                        $         1,000   $          -      $          1,000
     Mineral property option payments                   666            25,000             25,666
     Office administration and sundry                10,049             4,066             14,115
     Professional fees                               35,424             5,534             40,958
     Stock transfer services                          1,390              -                 1,390
                                            ----------------- ----------------- ------------------
                                                     48,529            34,600             83,129

Income
     Interest                                        (1,960)             -                (1,960)
                                            ----------------- ----------------- ------------------

Net Loss For The Period                              46,569            34,600     $     81,169
                                            ----------------- ----------------- ==================

Deficit Accumulated During The
  Exploration Stage, Beginning Of Period,
  as previously reported                              9,600              -

Prior Period Adjustment (Note 5)                     25,000              -
                                            ----------------- -----------------

Deficit Accumulated During The
  Exploration Stage, Beginning Of Period,
   as restated                                       34,600              -
                                            ----------------- -----------------

Deficit Accumulated During The
  Exploration Stage, End Of Period          $        81,169   $        34,600
===============================================================================


Net Loss Per Share                          $          0.01   $          0.01
===============================================================================


Weighted Average Number Of Shares
  Outstanding                                     3,380,000         1,900,000
===============================================================================

                              ENCORE VENTURES, INC.
                         (An Exploration Stage Company)

                  STATEMENTS OF CASH FLOWS (RESTATED - NOTE 5)
                            (Stated in U.S. Dollars)



-------------------------------------------------------------------------------------------
                                                              PERIOD FROM
                                                                DATE OF
                                                              ORGANIZATION    INCEPTION
                                                 YEAR         SEPTEMBER 14   SEPTEMBER 14
                                                ENDED           1999 TO        1999 TO
                                               APRIL 30         APRIL 30       APRIL 30
                                                 2001             2000           2001
-------------------------------------------------------------------------------------------

Cash Flows From Operating Activity
     Net loss for the period, as restated
       (Note 5)                              $     (46,569)  $    (34,600)   $    (81,169)

Adjustments To Reconcile Net Loss To Net
  Cash Used By Operating Activity
     Change in accounts payable                      7,952          2,017           9,969
                                             --------------- --------------- ---------------
                                                   (38,617)       (32,583)        (71,200)
                                             --------------- --------------- ---------------

Cash Flows From Financing Activity
     Share capital issued                             -            94,500          94,500
                                             --------------- --------------- ---------------

Increase (Decrease) In Cash                        (38,617)        61,917          23,300

Cash, Beginning Of Period                           61,917           -               -
                                             --------------- --------------- ---------------

Cash, End Of Period                          $      23,300   $     61,917    $     23,300
===========================================================================================

                              ENCORE VENTURES, INC.
                         (An Exploration Stage Company)

             STATEMENTS OF STOCKHOLDERS' EQUITY (RESTATED - NOTE 5)

                             APRIL 30, 2001 AND 2000
                            (Stated in U.S. Dollars)



                                             COMMON STOCK                    DEFICIT
                              ------------------------------------------   ACCUMULATED
                                                            ADDITIONAL      DURING THE
                                                             PAID-IN       EXPLORATION
                                  SHARES       AMOUNT        CAPITAL          STAGE          TOTAL
                              -------------- ------------ -------------- --------------- -------------

Shares issued for cash
  at $0.001                      1,500,000   $    1,500   $       -      $        -      $     1,500

Shares issued for cash
  at $0.01                       1,500,000        1,500         13,500            -           15,000

Shares issued for cash
  at $0.10                         280,000          280         27,720            -           28,000

Shares issued for cash
  at $0.50                         100,000          100         49,900            -           50,000

Net loss for the period, as
  restated (Note 5)                   -            -              -            (34,600)      (34,600)
                              -------------- ------------ -------------- --------------- -------------

Balance, April 30, 2000          3,380,000        3,380         91,120         (34,600)       59,900

Net loss for the year                 -            -              -            (46,569)      (46,569)
                              -------------- ------------ -------------- --------------- -------------

Balance, April 30, 2001          3,380,000   $    3,380   $     91,120   $     (81,169)  $    13,331
                              ========================================================================

                              ENCORE VENTURES, INC.
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                             APRIL 30, 2001 AND 2000
                            (Stated in U.S. Dollars)



1.   NATURE OF OPERATIONS

     a)   Organization

          The Company was incorporated in the State of Nevada, U.S.A. on September 14, 1999.

     b)   Exploration Stage Activities

          The Company has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Upon location of a commercial minable reserve, the Company expects to actively prepare the site for its extraction and enter a development stage.

     c)   Going Concern

          The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

          As shown in the accompanying financial statements, the Company has incurred a net loss of $81,169 for the period from September 14, 1999 (inception) to April 30, 2001, and has no sales. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its mineral properties. Management has plans to seek additional capital through a private placement and public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.


2.   SIGNIFICANT ACCOUNTING POLICIES

     The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

     The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

                              ENCORE VENTURES, INC.
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                             APRIL 30, 2001 AND 2000
                            (Stated in U.S. Dollars)



2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

     a)   Mineral Property Option Payments and Exploration Costs

          The Company expenses all costs related to the maintenance and exploration of mineral claims in which it has secured exploration rights prior to establishment of proven and probable reserves. To date, the Company has not established the commercial feasibility of its exploration prospects, therefore, all costs are being expensed.

     b)   Income Taxes

          The Company has adopted Statement of Financial Accounting Standards No. 109 - "Accounting for Income Taxes" (SFAS 109). This standard requires the use of an asset and liability approach for financial accounting and reporting on income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

     c)   Financial Instruments

          The Company's financial instruments consist of cash and accounts payable.

          Unless otherwise noted, it is management's opinion that this Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

     d)   Use of Estimates

          The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. By their nature, these estimates are subject to measurement uncertainty, and the effect on the financial statements of changes in such estimates in future periods could be significant.

     e)   Loss Per Share

          Loss per share is calculated using the weighted average number of common shares outstanding during the period. Diluted earnings per share is not shown as the effect is anti-dilutive.

                              ENCORE VENTURES, INC.
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                             APRIL 30, 2001 AND 2000
                            (Stated in U.S. Dollars)



3.   MINERAL PROPERTY INTEREST

     The Company has entered into an option agreement (amended December 20, 2000) to acquire a 90% interest in a mineral claim block located in the Watson Lake Mining District, Yukon Territories, Canada, for the following consideration:

     Cash payments as follows:

     -    $2,500 upon signing the option agreement (paid)
     -    $7,500 upon delivery of geologist report (paid)
     - $15,000 on the earlier of the date which is five business days after the closing of a private placement raising gross proceeds of not less than $28,000 and June 30, 2000 (paid)

     Exploration expenditures totalling $200,000 by December 31, 2002, $25,000 of which must be expended by December 31, 2001.


4.   COMMITMENT

     The Company has entered into an agreement with its president to provide management services for a one year term at $750 per month, expiring December 31, 2001.


5.   PRIOR PERIOD ADJUSTMENT

     During the year ended April 30, 2001, the Company adjusted its accounting for mineral property option payments which had previously been capitalized. The adjustment was made in order to reflect the initial expensing of all costs related to the maintenance and exploration of mineral property interests where commercial feasibility has not been established. The adjustment results in a decrease in mineral property interest of $25,000 at April 30, 2000, an increase in loss for the period ended April 30, 2000 of $25,000, and an increase in deficit at April 30, 2000 of $25,000. Loss per share for the year ended April 30, 2000 was unchanged.

Changes in and Disagreements with Accountants on Accounting and Financial
-------------------------------------------------------------------------
Disclosure
----------

There have been no disagreements with our accountants since our formation required to be disclosed pursuant to Item 304 of Regulation S-B.


                                  LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by the selling security holders has been passed upon by the law firm of Stepp Law Group, located in Newport Beach, California.


                                     EXPERTS


Our financial statements for the period from September 14, 1999, our date of formation, through December 31, 2001 appearing in this prospectus which is part of a registration statement have been audited by Morgan & Company and are included in reliance upon such reports given upon the authority of Morgan & Company as experts in accounting and auditing.



                             ADDITIONAL INFORMATION

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission pursuant to the Securities Act of 1933 with respect to the common stock offered by the selling security holders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information regarding us and our common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Information in this prospectus concerning the contents of any contract or any other document referred to is not necessarily complete. Reference is made in each instance to the copy of such contract or document filed as an exhibit to the registration statement. All of that information is qualified in all respects by such reference to such exhibit.

We are a reporting company with the Securities and Exchange Commission; as such, we are required to file reports and other information with the Securities and Exchange Commission. This registration statement, complete with any exhibits, as well as those reports and other information when so filed, may be inspected at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. For further information on the operation of the Public Reference Room, please call the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. This registration statement, complete with its exhibits, is available on the website of the Securities and Exchange Commission. The address of that site is http://www.sec.gov.


                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers
-----------------------------------------

Our Bylaws include a provision which provides, among other things, that our officers or directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as an officer or director, except for liability

     o for any breach of such officer's or director's duty of loyalty to us or our security holders;
     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
     o liability for unlawful payments of dividends or unlawful stock purchase or redemption by us; or
     o for any transaction from which such officer or director derived any improper personal benefit.

Accordingly, our officers or directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Indemnification Agreements. We anticipate that we will enter into
---------------------------
indemnification agreements with each of our executive officers pursuant to which we will agree to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests and, with respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

(begin boldface)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. (end boldface)

Other Expenses of Issuance and Distribution
-------------------------------------------

We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders. The estimated expenses of issuance and distribution are set forth below.

          ================================================================
          Registration Fees                  Approximately     $     3.41

          Transfer Agent Fees                Approximately     $   500.00

          Costs of Printing and Engraving    Approximately     $   500.00

          Legal Fees                         Approximately     $15,000.00

          Accounting Fees                    Approximately     $ 3,500.00
          ================================================================

Recent Sales of Unregistered Securities
---------------------------------------

There have been no sales of unregistered securities within the last three years, which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

We completed the issuance of 1,500,000 shares of our common stock pursuant to
Section 4(2) of the Securities Act of 1933 on December 21, 1999. We received proceeds of $1,500 from the offering. No commissions or fees were paid in connection with the offering. All shares were issued to a private company controlled by Mr. William Iny, our president and a director, at a price of $.001 per share. The 1,500,000 shares were "restricted" shares, as defined in the Securities Act.


We completed a private placement of 1,500,000 shares of our common stock pursuant to Regulation S of the 1933 Act on January 19, 2000. Each of the following persons purchased 150,000 shares of our common stock: Danny Carroll, Douglas Judd, Douglas Judd, Jr., Dawn Dore, Haggis Ventures, Inc. (beneficial owner James Watt), Josephine Inly, Kerrie Iny, B. Norine Judd, Steve Bekropoulos and Madeleine Zebaida. All shares were issued at a price of $.001 per share. We received proceeds of $15,000 from the offering. Each purchaser represented to us that the purchaser was a "Non-U.S. Person" as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented their intention to acquire the securities for investment only and not with a view to distribution. Appropriate legends were affixed to the stock certificates issued in accordance with Regulation S. All purchasers were given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter, and accordingly, there were no underwriting discounts or commissions involved. The selling shareholders named in this prospectus include all of the purchasers who purchased shares pursuant to this Regulation S offering.

We completed a private placement offering of 280,000 shares of our common stock pursuant to Regulation S of the 1933 Act on February 16, 2000. Each of the following persons purchased 70,000 shares of our common stock: Shaun Ledding, Michael Piek, Patrick Power and Nicholas Hobbins. All shares were issued at a price of $.10 per share. We received proceeds of $28,000 from the offering. Each purchaser represented to us that the purchaser was a "Non-U.S. Person" as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented their intention to acquire the securities for investment only and not with a view to distribution. Appropriate legends were affixed to the stock certificates issued in accordance with Regulation S. All purchasers were given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter, and accordingly, there were no underwriting discounts or commissions involved. The selling shareholders named in this prospectus include all of the purchasers who purchased shares pursuant to this Regulation S offering.

We completed a private placement offering of 100,000 shares of our common stock pursuant to Regulation S of the 1933 Act on April 28, 2000. Each of the following persons purchased 5,000 shares of our common stock: Rody Daniel, Julie Judd, Noelle Allen, Maria Denis, David B. McQuaig, Peter C. Wallis, Thomas Yingling, Grayson hand, Leonard A. Zaseybida, Chris Huneault, Dino Pezzente, Darryl Severtson, Lynn Severtson, Steve Christakis, Heather E. Christakis, fox Creek Investments Ltd., Bill Sakkalis, Collin Foli, Byron Foli, and Nick Bekos. All shares were issued at a price of $.50 per share. We received proceeds of $50,000 from the offering. Each purchaser represented to us that the purchaser was a "Non-U.S. Person" as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented their intention to acquire the securities for investment only and not with a view to distribution. Appropriate legends were affixed to the stock certificates issued in accordance with Regulation S. All purchasers were given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter, and accordingly, there were no underwriting discounts or commissions involved. The selling shareholders named in this prospectus include all of the purchasers who purchased shares pursuant to this Regulation S offering.

In July 2001, we purchased all of the assets of Six Forty-Nine Incorporated, a Nevada corporation ("649 Inc."), in exchange for 12,892,300 shares of our common stock. The shares issued to 649 Inc. were issued in reliance on that exemption from the registration and prospectus delivery requirements of the Securities Act specified by the provisions of Section 4(2) of the Securities Act and Rule 506 of Regulation D.Since the transaction resulted in the former shareholders of 649, Inc. acquiring control of Thinka Weight-Loss Corporation, the transaction, which is referred to as a reverse merger, has been treated for accounting purposes as an acquisition by 649, Inc. of the net assets and liabilities of Thinka Weight-Loss Corporation. Control of the net assets of Thinka Weight-Loss Corporation was acquired for the total consideration of $74, representing the fair value of the assets of Thinka Weight-Loss Corporation at the time of the acquisition. 649, Inc. is deemed to be the purchaser for accounting purposes.

649, Inc. issued 1,250,000 shares of its common stock valued at par value, $.001 per share, in exchange for services rendered by Keith Frankel (500,000 common Shares) and Good Karma Inc. (advertising) (750,000 common shares). Also in November, 2000, 649, Inc. issued 6,500,000 common shares, valued at par value, $.001 per share, to acquire an intangible asset, a diet drink from Dr. Scarrone. In December 2000, 649 Inc. sold 50,000 shares to Knightsbridge Ltd. In January, 2001, 649, Inc. sold 50,000 shares at $.50 per share to Knightsbridge Ltd. In March, 2001, 649, Inc. sold 1,542,300 shares of its common stock at $.50 per share to Dean Sellars, Velma Polischuk, Arcade Investments Ltd. Apsey Trading Ltd.; Avilla Investments Limited,; Davridge International Inc.; Dave Watson & Karen Watson, William McNeney, Rod McCallum; Nerino Corbella; HH. Bilbert; Anthony Arnoldi; Pat Jophnson and Gary Taylor; Trudi Bombini; Helmut Spiegl & Kat Hartwig; Owen Carney; James W. Scott; Don & Dori Smawley; Sheila Kipnes; Keith Aune; Bruce Goldsmid; Tony Arnoldi; amd Robert Glick.


Exhibits
--------


     Copies of the following documents are filed with this Amendment No. 1 to our registration statement, Form SB-2, as exhibits:

Exhibit No.
-----------

1.             Underwriting Agreement (not applicable)

3.1            Articles of Incorporation (Charter Document)*

3.2            Bylaws*

5.             Opinion Re: Legality**

8.             Opinion Re: Tax Matters (not applicable)

10.1           Asset Purchase Agreement between Us and Six Forty-Nine
               Incorporated****

11.            Statement Re: Computation of Per Share Earnings***

15. Letter on unaudited interim financial information (not applicable)

23.1           Consent of Auditors

23.2           Consent of Counsel**

25. Audited Financial Statements of Six Forty-Nine Incorporated and Consent of Auditor**

* Included as Exhibits to our registration statement on SB-2 filed with the Securities and Exchange Commission on July 17, 2000.
** Included as an exhibit to our Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on October 15, 2001.
***  Included in Financial Statements.
**** Included as an attachment to our Form 8-K filed with the Securities and Exchange Commission on July 31, 2001.


Undertakings
------------

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B. We hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To specify in the prospectus any facts or events arising after the effective date of the registration statement, or most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorized this Amendment No. 1 to Registration Statement on Form SB-2 to be signed on our behalf by the undersigned, in the city of Vancouver, British Columbia, on February 28, 2002.


                                              Thinka Weight-Loss Corporation,
                                              a Nevada corporation

                                              By:      /s/ Stacey Lauridia
                                                       -------------------------
                                                       Stacey Lauridia
                                              Its:     President and Director


In accordance with the requirements of the Securities Act of 1933, this registration statement was signed on this 28th day of February, 2002, by the following persons in the capacities and on the dates stated:



/s/ Stacey Lauridia                                    February 28, 2002
--------------------------------------
Stacey Lauridia
President and Director


/s/ Dr. Louis Scarrone                                 February 28, 2002
--------------------------------------
Dr. Louis Scarrone
Chairman of the Board of Directors


/s/ George Lois                                        February 28, 2002
--------------------------------------
George Lois
Director


/s/ Kathy Whyte                                        February 28, 2002
--------------------------------------
Kathy Whyte
Secretary, Treasurer and Director